EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

EXHIBIT 10.59

Facultative Excess of Loss

Reinsurance Contract

Effective: June 1, 2025

Condo Owners Reciprocal Exchange

Tampa, Florida

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Table of Contents

Article Page

1	Business Covered	1
2	Term	1
3	Definitions	2
4	Special Termination	5
5	Territory	7
6	Exclusions	7
7	Special Acceptance	8
8	Retention and Limit	9
9	Other Reinsurance	9
10	Loss Notices and Settlements	9
11	Premium and Rate	9
12	Bordereaux Reports	10
13	Salvage and Subrogation	11
14	Offset	11
15	Late Payments	11
16	Sanction Limitation and Exclusion (LMA3100)	13
17	Liability of the Reinsurer	13
18	Net Retained Lines	13
19	Funding of Reserves	13
20	Access to Records	16
21	Confidentiality	16
22	Errors and Omissions	17
23	Currency	17
24	Taxes	18
25	Federal Excise Tax	18
26	Insolvency	18
27	Arbitration	19
28	Service of Suit	20
29	Run-off Subscribing Reinsurers	21
30	Severability	22
31	Governing Law	22
32	Entire Agreement	22
33	Mode of Execution	23
34	Intermediary	23

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Facultative Excess of Loss

Reinsurance Contract

Effective: June 1, 2025

entered into by and between

Condo Owners Reciprocal Exchange

Tampa, Florida

(hereinafter referred to as the "Company")

and

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to individually as the "Subscribing Reinsurer"

and collectively as the "Reinsurer")

Business Covered

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its Policies in force at the effective date hereof or issued or renewed at or after that time and date, covering business classified by the Company as Direct and Assumed Property business, including business assumed by the Company in connection with depopulation of Policies from insurers of last resort, including but not limited to Citizens Property Insurance Corporation and any successor organization of such entity, subject to the terms, conditions and limitations set forth herein.

Term

A. This Contract shall become effective at 12:01 a.m., Eastern Standard Time, June 1, 2025, with respect to Policies in force at the effective date hereof or issued or renewed at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, June 1, 2026, unless earlier terminated in accordance with the provisions of this Contract.

B. Unless the Company elects that the Reinsurer have no liability for losses occurring at or after the effective time and date of termination or expiration, and so notifies the Reinsurer prior to or as promptly as possible after the effective time and date of termination or expiration, reinsurance hereunder on business in force at the effective time and date of termination or expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months plus odd time (not exceeding 18 months in all) following the effective date of termination or expiration.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

C. Notwithstanding the provisions of paragraph B above, if the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any Policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage under this Contract until such Policies may be terminated or non-renewed by the Company, but in no event beyond 36 months after the effective date of termination or expiration.

Definitions

A. "Act of Terrorism" as used in this Contract shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1. Involves violence against one or more persons; or

2. Involves damage to property; or

3. Endangers life other than the person committing the action; or

4. Creates a risk to health or safety of the public or a section of the public; or

5. Is designed to interfere with or to disrupt an electronic system.

B. "Building" as used in this Contract shall be defined solely by the Company.

C. "Loss Adjustment Expense" as used herein shall be defined as all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, regardless of how such costs and expenses are allocated for statutory reporting purposes, including but not limited to court costs and costs of supersedeas and appeal bonds, and including but not limited to (1) pre-judgment interest, unless included as part of the award or judgment; (2) post-judgment interest; (3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; (4) monitoring counsel expenses; and (5) a pro rata share of salaries and expenses of Company field employees and Company desk adjusters and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract. Loss Adjustment Expense does not include salaries and expenses of employees, other than (5) above, and office and other overhead expenses.

D. "Loss in Excess of Policy Limits" and "Extra Contractual Obligations" as used in this Contract shall be defined as follows:

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

1. "Loss in Excess of Policy Limits" shall mean any amount paid or payable by the Company in excess of its Policy limits, but otherwise within the terms of its Policy, such loss in excess of the Company's Policy limits having been incurred because of, but not limited to, failure by the Company to settle within the Policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2. "Extra Contractual Obligations" shall mean any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the Policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of final legal adjudication of a fraudulent and/or criminal act by any Officer or Director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder. As used in the paragraph, an "Officer" or "Director" of the Company shall be limited to officers or directors of the Company in a policy-making role.

Further, it is understood that Loss Adjustment Expense in connection with Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered under this Contract in the same manner as other Loss Adjustment Expense.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

E. "Loss Occurrence" as used herein shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "Loss Occurrence" shall be further defined as follows:

1. As regards windstorm, hail, tornado, including ensuing collapse and water damage, snow, sleet, freezing rain, freeze, ice, winter weather, and wind losses related to such conditions, all individual losses sustained by the Company occurring

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

during any period of 168 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks or freezing and/or melting snow or sleet, including but not limited to ice dams) may be included in the Company's "Loss Occurrence."

The Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

Only one period of consecutive hours shall apply with respect to one event, except that, as respects those "Loss Occurrences" referred to in subparagraph 2 above, if the disaster, accident or loss occasioned by the event is of greater duration than 96 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "Loss Occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

It is understood that losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one "Loss Occurrence." Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single "Loss Occurrence" shall encompass a time period greater than 168 consecutive hours, except as otherwise provided for in this Article.

F. "Policy" as used in this Contract shall mean policies, binders, contracts, endorsements, or agreements of insurance or reinsurance, whether written or oral.

G. "Risk" as used in this Contract shall be defined solely by the Company.

H. "Term of this Contract" as used in this Contract shall be defined as the period from 12:01 a.m., Eastern Standard Time, June 1, 2025, until 12:01 a.m., Eastern Standard Time, June 1, 2026. However, if this Contract expires on a "cutoff" basis, or a Subscribing Reinsurer's share is terminated in accordance with the Special Termination Article, "Term of this Contract" as used herein shall mean the period from 12:01 a.m., Eastern Standard Time, June 1, 2025, to the effective time and date of termination or expiration. In the event this Contract is terminated or expires on a "runoff basis, the period from the effective time and

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

date of termination or expiration through the end of the "runoff" period shall be separate from the Term of this Contract and shall be referred to as the "runoff period."

I. "Ultimate Net Loss" as used in this Contract shall mean the sum or sums (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as defined herein) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all claims on inuring reinsurance, whether collectible or not, and all salvage and other recoveries. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's Ultimate Net Loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment thereby resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the Loss Adjustment Expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal. However, for the purposes of this Contract, loss in excess of policy limits and extra contractual obligations arising out of any one loss occurrence shall not exceed 25.0% of ultimate net loss as calculated prior to the consideration of such 25.0% limitation.

Special Termination

A. Notwithstanding the provisions of paragraph A of the Term Article, the Company may reduce or terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at the effective time and date of this Contract, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at any time during the Term of this Contract, or the runoff period, if any, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's most recent financial statement filed with regulatory authorities and available to the public as of the effective time and date of this Contract; or

3. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system) experiences a reduction of 20.0% or more during any 12-month period.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

4. The Subscribing Reinsurer's A.M. Best's and/or Standard & Poor's Financial Strength Rating has been suspended or withdrawn or has been assigned or downgraded below A-, or the Subscribing Reinsurer's A.M. Best's and/or Standard & Poor's Financial Strength Rating has been downgraded two or more notches during the Term of this Contract, or the runoff period, if any, even if the resulting A.M. Best's and/or Standard & Poor's Financial Strength Rating is A- or better; or

5. The Subscribing Reinsurer has become, or has announced its intention to become, merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

6. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

7. The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision or administration (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

8. The Subscribing Reinsurer has become involved in a scheme of arrangement or similar proceeding (whether voluntary or involuntary) which enables the Subscribing Reinsurer to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis; or

9. The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company's prior written consent; or

10. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

11. The Subscribing Reinsurer has transferred or delegated its claims-paying authority, as respects business subject to this Contract, to an unaffiliated entity; or

12. There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the country in which the Company is incorporated or has its principal office and the country in which the Subscribing Reinsurer (or its group or holding company) is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency; or

13. The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Reserves Article.

B. In the event any of the circumstances set forth in paragraph A above occur, it is solely at the Company's option to reduce, terminate or allow a Subscribing Reinsurer to continue to participate on this Contract.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

C. As respects the terminated share or the reduced portion of the Subscribing Reinsurer's original share, if a Subscribing Reinsurer's participation is reduced or terminated on a cutoff basis, no future minimum and deposit premium installments shall be due the Subscribing Reinsurer on or after the effective date of reduction or termination. The Subscribing Reinsurer shall immediately return the unearned portion of any premium paid.

D. The Subscribing Reinsurer shall notify the Company immediately of the occurrence of any of the events set forth in paragraph A above. If the Subscribing Reinsurer fails to provide the Company with such notification, the Company may terminate the Subscribing Reinsurer based on a public announcement or discovery of the occurrence of such event.

E. The provisions of this Article shall survive termination or expiration of the Contract.

Territory

This Contract shall only provide coverage for Risks located within the State of Florida and shall apply to Policies issued to insureds domiciled in the State of Florida.

Exclusions

A. This Contract does not apply to and specifically excludes the following:

1. Liability assumed by the Company under any form of treaty reinsurance; however, group intra-company reinsurance (if applicable), agency reinsurance accepted in the normal course of business, and/or Policies written by another carrier at the Company's request and reinsured 100% by the Company shall not be excluded hereunder.

2. Financial guarantee or insolvency.

3. Loss or liability excluded by the Pools, Associations and Syndicates Exclusion Clause (Non-Catastrophe) attached to and forming part of this Contract.

4. Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

5. Nuclear risks as defined in the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.) and the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada) attached to and forming part of this Contract.

6. Loss or damage arising from named storms, meaning any storm or storm system that has been declared by the National Hurricane Center to be a named storm at any time in its lifecycle, which may include, by way of example and not limitation, hurricane, wind, gusts, typhoon, hail, rain, tornados, cyclones, and all events/perils ensuing therefrom, including, by way of example and not limitation, flood, storm surge, water damage, fire following, sprinkler leakage, riots, vandalism, explosion and collapse, in each case, arising out of, caused by, occasioned by or resulting from such storm or storm system, including the merging of one or more separate storm(s) or storm system(s).

7. Loss or damage arising from flood, including storm surge.

8. Loss or damage arising from earthquake, defined as a shaking or trembling of the earth that is tectonic in origin, whether observable or not observable, and whether man-made or caused by natural phenomena, including tsunami, seismic sea waves and volcanic eruption. However, loss or damage from fire following, sprinkler leakage and ensuing perils directly occasioned by the peril of earthquake shall not be excluded hereunder.

9. Loss or liability excluded by the provisions of the Property Cyber and Data Endorsement attached to and forming a part of this Contract.

10. Loss or damage directly or indirectly occasioned by, happening through or in consequences of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, military or usurped power, or confiscation or nationalization or requisition or destruction of or damage to property by or under the order of any government or public or local authority.

11. Loss arising from communicable disease in accordance with the "Limited Communicable Disease Exclusion No. 2 (Property Treaty Reinsurance)" attached to and forming part of this Contract.

12. All liability arising out of mold, spores and/or fungus but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

13. Risks where the total insured value is greater than $10,000,000. However, this exclusion shall not apply to risks in force as of June 1, 2025.

14. Any loss, cost, damage or expense of whatsoever nature directly or indirectly involving biological, chemical, nuclear or radioactive explosion, pollution or contamination.

15. Shared and layered risks not 100% written by the cedent.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

B. However, should any arbitration panel or any judicial, regulatory, or legislative entity having legal jurisdiction invalidate any exclusion in the Company's Policy or the underlying policy on which the Company's Policy follows form, any amount of loss for which the Company is liable because of such invalidation shall not be excluded hereunder.

C. The exclusions enumerated above shall not apply when they are merely incidental to the main operations of the insured, provided such main operations are covered by the Company and are not themselves excluded from the scope of this Contract. The Company shall determine what is "incidental."

D. Should the Company, by reason of an inadvertent act, error, or omission, be bound to afford coverage excluded hereunder or should an existing insured extend its operations to include coverage excluded hereunder, the Reinsurer shall waive the exclusion(s). The duration of said waiver shall not extend beyond the time that notice of such coverage has been received by the responsible underwriting authority of the Company plus the minimum time period required thereafter for the Company to terminate such coverage.

Special Acceptance

The Company may submit to the Reinsurer for special acceptance business not covered by this Contract. Such business, if accepted by the Reinsurer, shall be covered hereunder, and shall be subject to the terms and conditions of this Contract, except as otherwise modified by such special acceptance. A Subscribing Reinsurer shall be deemed to have accepted a Risk if it has not responded within five business days after receipt of the request for special acceptance. Any business covered by special acceptance under the reinsurance contract being replaced by this Contract will be automatically covered hereunder. Further, in the event a reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the new reinsurer will automatically accept the same as being a part of this Contract.

Retention and Limit

The Company shall retain and be liable for the first [ ] of Ultimate Net Loss, arising out of any one Risk, each loss. The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the Company's Retention, but the liability of the Reinsurer shall not exceed any of the following:

A. [ ] as respects any one Risk, each loss;

B. [ ] as respects all losses arising out of any one Loss Occurrence involving an Act of Terrorism; or

C. [ ] as respects all losses arising out of any one Loss Occurrence not involving an Act of Terrorism.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Loss Notices and Settlements

A. Whenever a loss sustained by the Company appears likely, in the Company's opinion, to result in a claim hereunder, the Company shall notify the Reinsurer.

B. The Company alone and in its sole discretion shall adjust, settle or compromise all claims and losses hereunder.

C. Loss payments, whether made by the Company as a result of adjustment, settlement or compromise, provided they are within the terms of this Contract, shall be binding on the Reinsurer. The Reinsurer shall pay within 15 business days to the Company its share of amounts due upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Premium and Rate

A. As premium provided by this Contract, the Company shall pay the Reinsurer a deposit premium of [ ] payable in four equal installments of [ ] on July 1 and October 1 of 2025, and January 1 and April 1 of 2026, subject to a minimum premium of [ ]. The deposit premium shall be payable directly to the Reinsurer on the above mentioned dates.

B. Within 45 days after the expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder. The Company shall adjust the deposit premium against an amount equal to a flat rate per each million dollars of exposed values for each Risk under this Contract, calculated as follows:

Policy Type CR-M - TIV Band	Rate per each million dollars of exposed values

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Policy Type CR-W - TIV Band	Rate per each million dollars of exposed values

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Bordereaux Reports

Within 30 days following the close of each calendar quarter, the Company shall furnish the Reinsurer with a bordereaux of Risks subject to this Contract for the quarter in question, as applicable, providing the following information as respects each Risk:

1. Name(s) of insured(s);

2. Location(s) address(es);

3. Policy number(s);

4. Policy term (effective and expiration dates);

5. Policy Type;

6. Construction;

7. Occupancy;

8. Private protection (automatic sprinkler/non-sprinklered);

9. Public protection class;

10. Year built;

11. Breakdown of total insured values, including building limit and business personal property.

Salvage and Subrogation

A. The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company) on account of claims and settlements involving reinsurance hereunder. Recoveries therefrom shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Company hereby agrees to enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights, provided it is economically reasonable, in the Company's opinion, to do so.

B. The expense incurred by the Company in pursuing any such reimbursement or recovery (excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer) shall be borne by each party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Company, and the remaining expense as well as any originally incurred Loss Adjustment Expense shall be included in the Company's Ultimate Net Loss.

Offset

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums or losses or otherwise, due from one party to the other under the terms and conditions of this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with applicable statutes and regulations.

Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Subscribing Reinsurer that has its share terminated in accordance with the provisions of paragraph A of the Special Termination Article shall not be allowed to implement the provisions of this Article against the Company until that Subscribing Reinsurer has paid its share of the Ultimate Net Loss in excess of the Company's retention in full.

B. In the event any premium, loss or other payment due either party is not received by the Intermediary, as defined in the Intermediary Article, by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365th of the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made plus 3.0%; times

3. The amount past due, including accrued interest.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract, and such payments shall be deemed overdue 30 days past the provided due date. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 business days, interest will accrue on the payment or amount overdue in accordance with paragraph B of this Article, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraph 1 or 2 of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

D. For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E. Nothing herein shall be construed as limiting or prohibiting the Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

Sanction Limitation and Exclusion (LMA3100)

No Subscribing Reinsurer shall be deemed to provide cover and no Subscribing Reinsurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

such cover, payment of such claim or provision of such benefit would expose that Subscribing Reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all of the general and specific stipulations, clauses, waivers, interpretations and modifications of the Company's Policies and any endorsements thereto. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Net Retained Lines

A. This Contract applies only to that portion of any Policy which the Company retains net for its own account (prior to deduction of any reinsurance which inures solely to the benefit of the Company), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Funding of Reserves

(Applies to each Subscribing Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company's reserves or at the option of the Company in accordance with the provisions of the Run-off Subscribing Reinsurers Article. Additionally, the Company may require the Subscribing Reinsurer to provide funding in accordance with the provisions of this Article in the event any of circumstances outlined in the paragraph A of the Special Termination Article occur).

A. As regards Policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

or set up on its books reserves for unearned premium or losses covered hereunder, or any other outstanding balances which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund its share of any unearned premium (including, but not limited to, the unearned portion of any minimum and deposit premium installment as determined by the Company), known outstanding losses and Loss Adjustment Expense that have been reported to the Reinsurer, losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences, all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer, plus any other outstanding balances owed to the Company (hereinafter referred to as "Reinsurer's Obligations") by funds withheld, cash advances, Letter of Credit or a Trust Agreement which meets the requirements of any insurance regulatory authority having jurisdiction over the Company's reserve and is acceptable to the Company. The Reinsurer shall have the option to fund in another manner if the method and form thereof is acceptable to the Company and the insurance regulatory authorities having jurisdiction over the Company's reserves.

As respects a Subscribing Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company's reserves, it is understood that any funding required of such Subscribing Reinsurer as set forth above shall not be greater than the amount of funding required by the insurance regulatory authorities having jurisdiction over the Company's reserves.

B. When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank meeting the NAIC Securities Valuation Office credit standards for issuers of Letters of Credit and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's Obligations. Such Letter of Credit shall be issued for a period of not less than one year, and shall contain an "evergreen" clause, which automatically extends the term for one year from its date of expiration or any future expiration date, unless 30 days (or 60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

C. The Reinsurer and the Company agree that the Letters of Credit or other funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1. To reimburse the Company for the Reinsurer's Obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

2. To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's Obligations (or in excess of 102% of the Reinsurer's Obligations if funding is provided by a Trust Agreement) under this Contract;

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

3. To fund an account with the Company for the Reinsurer's Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon not in excess of the U.S. prime rate shall accrue to the benefit of the Reinsurer;

4. To pay the Reinsurer's share of any other amounts the Company claims are due under this Contract.

All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer. In the event the amount drawn by the Company is in excess of the actual amount required for (1) or (3), or in the case of (4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

D. The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

E. At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer's Obligations, for the sole purpose of amending the Letter of Credit or other method of funding, in the following manner:

1. If the statement shows that the Reinsurer's Obligations exceed the balance of the Letter of Credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall increase such funding by the amount of the difference set forth in the statement within 30 days after receipt of the statement.

2. If, however, the statement shows that the Reinsurer's Obligations are less than the balance of the Letter of Credit (or that 102% of the Reinsurer's Obligations are less than the Trust Account balance if funding is provided by a Trust Agreement) as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall decrease such funding by the amount of the difference set forth in the statement within 30 days after receipt of the statement.

F. Should the Subscribing Reinsurer be in breach of its obligations under this Article, or any Trust Agreement that the Subscribing Reinsurer enters into to collateralize the Reinsurer's Obligations hereunder, notwithstanding anything to the contrary elsewhere in this Contract, including but not limited to the Arbitration Article, the Company may seek immediate relief in respect of said breach from any court sitting in Pinellas County, Florida having competent jurisdiction of the parties hereto or the state and federal courts having jurisdiction for disputes from Pinellas County, as determined by the Company, and the parties consent to jurisdiction of such court. The Subscribing Reinsurer agrees that in

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

addition to obeying the order of such court, it will bear all costs, including reasonable attorneys' fees and court costs, incurred by the Company in seeking the relief sought from such breach. In the alternative, at the sole discretion of the Company, the Company may elect to demand arbitration of such dispute pursuant to the provisions of the Arbitration Article.

G. Notwithstanding any other provision of this Article, as respects a Subscribing Reinsurer that is a Reciprocal Jurisdiction Reinsurer, the Subscribing Reinsurer agrees to provide collateral for 100% of the Subscribing Reinsurer’s obligations under this Contract, if the Subscribing Reinsurer resists enforcement of a final judgment that is enforceable under the law of the jurisdiction in which it was obtained or a properly enforceable arbitration or arbitral award, whether obtained by the Company or by its legal successor on behalf of its resolution estate, if applicable. Further, with respect to Certain Underwriting Members of Lloyd's, this Contract does not constitute an American Reinsurance Policy as defined under the Lloyd’s US Situs Credit for Reinsurance Trust Deed or the Lloyd’s American Credit for Reinsurance Joint Asset Trust Deed. Therefore, the Company does not have recourse to those trust funds with respect to this Contract.

Access to Records

The Reinsurer or its duly appointed representative shall have access to the books and records of the Company on matters relating to this reinsurance upon reasonable advance written notice to the Company and at reasonable times during the regular business hours of the Company, at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof. However, the Reinsurer shall have such access only if it is current in all Undisputed payments due to the Company in accordance with the provisions of this Contract. It is understood that reasonable advance written notice shall not be less than five business days. The Reinsurer may make copies of records of the Company related to this Contract, but at the Reinsurer's sole expense. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

Confidentiality

A. The Reinsurer hereby acknowledges that the terms and conditions of this Contract, documents, information and data provided to it by the Company, whether directly or through an authorized agent, during the course of negotiation, administration, and performance of this Contract, and any submission or other materials related to any renewal hereof (hereinafter referred to as "Confidential Information") are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

1. Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

2. Have been rightfully received from a third person without obligation of confidentiality; or

3. Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B. Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1. When required by retrocessionaires as respects the business ceded to this Contract;

2. When required by regulators performing an audit of the Reinsurer's records and/or financial condition;

3. When required by external auditors performing an audit of the Reinsurer's records in the normal course of business;

4. When required by courts or arbitrators in connection with an actual or potential dispute hereunder; or

5. When affiliates are involved in the management or operation of reinsurance business assumed.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C. Notwithstanding the above, in the event the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D. The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Currency

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, it shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Taxes

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Insolvency

A. If more than one reinsured company is included within the definition of "Company" hereunder, this Article shall apply individually to each such company.

B. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, such dispute or difference of opinion shall be submitted to arbitration. One arbiter shall be chosen by the Company, the other by the Reinsurer, and an umpire shall be chosen by the two arbiters before they enter upon arbitration, all of whom shall be disinterested active or former officials or experienced individuals who have operated in, or been involved in, business placed in the United States insurance or reinsurance industry for at least 10 years. In the event that either party should fail to choose an arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two arbiters who shall in turn choose an umpire before entering upon arbitration. If the two arbiters fail to agree upon the selection of an umpire within 30 days following their appointment, the two arbiters shall request the American Arbitration Association to appoint the umpire. If the American Arbitration Association fails to appoint the umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the umpire. Notwithstanding the above, in the

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer, the Company may, at its option, choose to forgo arbitration and may bring an action in any court of competent jurisdiction. Such court shall award costs and expenses, including reasonable attorneys' fees and other expenses, if the Company prevails in such action.

B. Each party shall present its case to the arbiters within 30 days following the date of appointment of the umpire. The arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the arbiters shall be final and binding on both parties; but failing to agree, they shall call in the umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the arbiters may be entered in any court of competent jurisdiction. The arbiters may award costs and expenses, including reasonable attorneys' fees and other expenses.

C. If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own arbiter, and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that the two arbiters are chosen by one party, as above provided, the expense of the arbiters, the umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

F. In the event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer and the Company prevails in the arbitration, the arbiters shall conduct a bad-faith assessment in accordance with applicable law as soon as practicable after their decision. The arbiters shall award any necessary and legally permissible punitive damages to the Company.

Service of Suit

(Applicable if the Subscribing Reinsurer is not domiciled in the United States of America, and/or is not authorized in any state, territory or district of the United States where authorization is required by insurance regulatory authorities)

A. This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B. The parties agree that the state and federal courts located in Pinellas County, Florida or state and federal courts having jurisdiction for disputes from Pinellas County, are the courts of competent personal and subject matter jurisdiction and are the proper venue for any court proceedings permitted under this Article or under this Contract. The parties further agree not to assert, by way of motion, as a defense, or otherwise in any such proceeding, that the venue of the suit is improper or that the agreement or the subject matter may not be enforced by such courts.

C. In the event a Subscribing Reinsurer fails to pay any amount claimed to be due hereunder or otherwise fails to perform its obligations hereunder, the Subscribing Reinsurer, at the request of the Company, will submit to the jurisdiction of the state or federal courts in Pinellas County, Florida or the state and federal courts having jurisdiction for disputes from Pinellas County, as determined by the Company. The Subscribing Reinsurer will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Subscribing Reinsurer upon this Contract, will abide by the final decision of such court or of any appellate court in the event of an appeal.

D. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Subscribing Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Office of Insurance Regulation, Commissioner of Insurance for the State of Florida or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Run-off Subscribing Reinsurers

A. "Run-off Subscribing Reinsurer" as used herein shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business or has been placed under regulatory supervision or in rehabilitation; or

2. The Subscribing Reinsurer has ceased all or substantially all of its underwriting operations; or

3. The Subscribing Reinsurer has transferred all or substantially all of its claims-paying authority to an unaffiliated entity; or

4. The Subscribing Reinsurer has assigned its interests or delegated its obligations under this Contract to an unaffiliated entity, without prior written consent of the Company.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Notwithstanding the foregoing, the transfer of claims-paying authority or administration to a third party, if the Subscribing Reinsurer maintains control over claims settlement decisions, shall not constitute a transfer of claims-paying authority or delegation of its obligations for the purposes of subparagraphs 3 and 4 of this paragraph.

B. Notwithstanding any other provision of this Contract, in the event a Subscribing Reinsurer becomes a Run-off Subscribing Reinsurer at any time, the Company may elect, by giving written notice to the Run-off Subscribing Reinsurer at any time thereafter, that all or any of the following shall apply to the Run-off Subscribing Reinsurer's participation hereunder:

1. If the Run-off Subscribing Reinsurer does not pay a claim or raise a query concerning the claim within 30 days of billing, it shall be estopped from denying such claim and must pay immediately.

2. If payment of any claim has been received from Subscribing Reinsurers constituting at least 50.0% of the interests and liabilities of all Subscribing Reinsurers who participated on this Contract and who are not classified as Run-off Subscribing Reinsurers as of the due date, the Run-off Subscribing Reinsurer shall be estopped from denying such claim and must pay within 10 days following transmittal to the Run-off Subscribing Reinsurer of written notification of such payments.

3. Should the Run-off Subscribing Reinsurer refuse to pay claims as required by subparagraphs 1 and/or 2 above, the interest penalty specified in the Late Payments Article shall be increased by 1.0% for each 30 days that a payment is past due, subject to a maximum increase of 7.0%, it being understood that in no event shall the maximum amount exceed the amount permitted by applicable law.

4. The Company may require the Run-off Subscribing Reinsurer to provide funding in accordance with the provisions of the Funding of Reserves Article or the Company may require that the Run-off Subscribing Reinsurer's liability for losses arising out of Loss Occurrences commencing during the Term of this Contract be commuted. If the Company elects to commute, the parties shall agree on the commutation amount. If the parties fail to agree within 30 days following the Company's election of commutation, they shall appoint an actuary and/or appraiser to assess such liability and shall share equally the expense of the actuary and/or appraiser. If the Company and the Run-off Subscribing Reinsurer fail to agree on an actuary and/or appraiser within 45 days following the Company's election of commutation, the Company and the Run-off Subscribing Reinsurer shall each nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. None of the actuaries and/or appraisers shall have a financial interest in, nor be a current or former employee of, either of the parties to this Contract. The decision in writing of the actuary or appraiser shall be final and binding on both parties. The expense of the actuary or appraiser and of the commutation will be equally divided between the two parties. The Run-off Subscribing Reinsurer shall promptly pay the amount so determined. Payment by the Run-off Subscribing Reinsurer of the commutation amount shall constitute a full and final release of both parties under this Contract.

5. The provisions of the Offset Article shall not apply.

6. The provisions of the Arbitration Article shall not apply.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

C. The Company's waiver of any rights provided in this Article shall not constitute a future waiver of that right, or any other rights, of the Company under this Contract.

Severability

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Governing Law

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida, exclusive of the rules with respect to conflicts of law.

Entire Agreement

A. This Contract and any related trust agreement, letter of credit and/or special acceptance(s), shall constitute the entire agreement between the parties hereto with respect to the business reinsured hereunder and there are no understandings between the parties other than as expressed in this Contract.

B. Any change to or modification of this Contract shall be null and void unless made by an addendum signed by both parties. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to special acceptances made in accordance with the provisions of the Special Acceptance Article.

Mode of Execution

A. This Contract (including any addenda thereto) may be executed by any of the following methods:

1. An original written ink signature of paper documents;

2. Facsimile or electronic copies of paper documents showing an original ink signature; and/or

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

3. Electronic signature technology employing computer software and a digital signature or digitizer pad to capture a person's handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B. The use of any one or a combination of the methods set forth in paragraph A above shall constitute a valid execution of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Intermediary

Aon Re, Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating to this Contract shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

CORE Risk Managers, LLC as Attorney-In-Fact for Condo Owners Reciprocal Exchange

_______________________________________________________

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Pools, Associations and Syndicates Exclusion Clause
(Non-Catastrophe)

This Contract excludes loss or liability arising from:

A. Business derived directly or indirectly from any pool, association, or syndicate which maintains its own reinsurance facilities. This paragraph A shall not apply with respect to:

1. Residual market mechanisms formed to provide coverage for business classified as Automobile Physical Damage.

2. Inter-agency or inter-government joint underwriting or risk purchasing associations (however styled) created by or permitted by statute or regulation.

B. Those perils insured by the Company that the Company knows, at the time the risk is bound, to be insured by or in excess of amounts insured or reinsured by any pool, association or syndicate formed for the purpose of insuring oil, gas, or petro-chemical plants; oil or gas drilling rigs; and/or aviation risks. This paragraph B shall not apply:

1. If the total insured value over all interests of the risk is less than $250,000,000.

2. To interests traditionally underwritten as Inland Marine or Stock or Contents written on a blanket basis.

3. To Contingent Business Interruption liability, except when it is known to the Company, at the time the risk is bound, that the key location is insured by or through any pool, association or syndicate formed for the purpose of insuring oil, gas, or petro-chemical plants; oil or gas drilling rigs; and/or aviation risks; unless the total insured value over all interests of the risk is less than $250,000,000.

9/11/2014

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1. This reinsurance does not cover any loss or liability accruing to the Company, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this reinsurance does not cover any loss or liability accruing to the Company, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I. Nuclear reactor power plants including all auxiliary property on the site, or

II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a) where the Company does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Company, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Company to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. The Company to be sole judge of what constitutes:

(a) substantial quantities, and

(b) the extent of installation, plant or site.

Note: - Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a) all policies issued by the Company on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b) with respect to any risk located in Canada policies issued by the Company on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

NMA1119

12/12/1957

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)

1. This Agreement does not cover any loss or liability accruing to the Reinsured directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph 1 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

(a) Nuclear reactor power plants including all auxiliary property on the site, or

(b) Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

(c) Installations for fabricating complete fuel elements or for processing substantial quantities of radioactive materials, and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

(d) Installations other than those listed in (c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operation of paragraphs 1 and 2 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3 shall not operate:

(a) where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b) where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.

4. Without in any way restricting the operation of paragraphs 1, 2 and 3 of this clause, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. This clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6. The term "radioactive material" means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or any law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.

7. The Reinsured to be sole judge of what constitutes:

(a) substantial quantities, and

(b) the extent of installation, plant or site.

8. Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, caused:

(a) by any nuclear incident as defined in or pursuant to the Nuclear Liability Act or any other nuclear liability act, law or statute, or any law amendatory thereof, or nuclear explosion, except for ensuing loss or damage which results directly from fire, lightning or explosion of natural, coal or manufactured gas;

(b) by contamination by radioactive material.

NOTE: Without in any way restricting the operation of paragraphs 1, 2, 3 and 4 of this clause, paragraph 8 of this clause shall only apply to all original contracts of the Reinsured whether new, renewal or replacement which become effective on or after December 31, 1992.

NMA1980a

01/04/1996

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

PROPERTY CYBER AND DATA ENDORSEMENT

1 Notwithstanding any provision to the contrary within this Policy or any endorsement thereto this Policy excludes any:

1.1 Cyber Loss, unless subject to the provisions of paragraph 2;

1.2 loss, damage, liability, claim, cost, expense of whatsoever nature directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any loss of use, reduction in functionality, repair, replacement, restoration or reproduction of any Data, including any amount pertaining to the value of such Data, unless subject to the provisions of paragraph 3;

regardless of any other cause or event contributing concurrently or in any other sequence thereto.

2 Subject to all the terms, conditions, limitations and exclusions of this Policy or any endorsement thereto, this Policy covers physical loss or physical damage to property insured under this Policy caused by any ensuing fire or explosion which directly results from a Cyber Incident, unless that Cyber Incident is caused by, contributed to by, resulting from, arising out of or in connection with a Cyber Act including, but not limited to, any action taken in controlling, preventing, suppressing or remediating any Cyber Act.

3 Subject to all the terms, conditions, limitations and exclusions of this Policy or any endorsement thereto, should Data Processing Media owned or operated by the Insured suffer physical loss or physical damage insured by this Policy, then this Policy will cover the cost to repair or replace the Data Processing Media itself plus the costs of copying the Data from back-up or from originals of a previous generation. These costs will not include research and engineering nor any costs of recreating, gathering or assembling the Data. If such media is not repaired, replaced or restored the basis of valuation shall be the cost of the blank Data Processing Media. However, this Policy excludes any amount pertaining to the value of such Data, to the Insured or any other party, even if such Data cannot be recreated, gathered or assembled.

4 In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

5 This endorsement supersedes and, if in conflict with any other wording in the Policy or any endorsement thereto having a bearing on Cyber Loss, Data or Data Processing Media, replaces that wording.

Definitions

6 Cyber Loss means any loss, damage, liability, claim, cost or expense of whatsoever nature directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any Cyber Act or Cyber Incident including, but not limited to, any action taken in controlling, preventing, suppressing or remediating any Cyber Act or Cyber Incident.

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EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

7 Cyber Act means an unauthorised, malicious or criminal act or series of related unauthorised, malicious or criminal acts, regardless of time and place, or the threat or hoax thereof involving access to, processing of, use of or operation of any Computer System.

8 Cyber Incident means:

8.1 any error or omission or series of related errors or omissions involving access to, processing of, use of or operation of any Computer System; or

8.2 any partial or total unavailability or failure or series of related partial or total unavailability or failures to access, process, use or operate any Computer System.

9 Computer System means:

9.1 any computer, hardware, software, communications system, electronic device (including, but not limited to, smart phone, laptop, tablet, wearable device), server, cloud or microcontroller including any similar system or any configuration of the aforementioned and including any associated input, output, data storage device, networking equipment or back up facility, owned or operated by the Insured or any other party.

10 Data means information, facts, concepts, code or any other information of any kind that is recorded or transmitted in a form to be used, accessed, processed, transmitted or stored by a Computer System.

11 Data Processing Media means any property insured by this Policy on which Data can be stored but not the Data itself.

LMA5400

11 November 2019

25\C0KT1003 Page 30

EXHIBIT 10.59. Certain identified information has been excluded from this exhibit because it is immaterial and would be competitively harmful if publicly disclosed. Information that has been omitted is indicated with brackets.

Limited Communicable Disease Exclusion No. 2
(Property Treaty Reinsurance)

1. Notwithstanding any provision to the contrary within this Contract, this Contract excludes any loss, damage, liability, claim, cost or expense of whatsoever nature, directly or indirectly caused by, contributed to by, resulting from, arising out of, or in connection with a Communicable Disease or the fear or threat (whether actual or perceived) of a Communicable Disease regardless of any other cause or event contributing concurrently or in any other sequence thereto.

2. Subject to the other terms, conditions and exclusions contained in this Contract, this Contract will cover physical damage to property insured under the original policies and any Time Element Loss directly resulting therefrom where such physical damage is directly caused by or arising from any of the following perils:

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, rainstorm, hail, tornado, cyclone, typhoon, hurricane, seaquake, seismic and/or volcanic disturbance/eruption, tsunami, flood, freeze, ice storm, weight of snow or ice, avalanche, meteor/asteroid impact, landslip, landslide, mudslide, bush fire, forest fire, riot, riot attending a strike, civil commotion, vandalism and malicious mischief.

Definitions

3. "Communicable Disease" means any disease which can be transmitted by means of any substance or agent from any organism to another organism where:

3.1. the substance or agent includes, but is not limited to, a virus, bacterium, parasite or other organism or any variation thereof, whether deemed living or not, and

3.2. the method of transmission, whether direct or indirect, includes but is not limited to, airborne transmission, bodily fluid transmission, transmission from or to any surface or object, solid, liquid or gas or between organisms, and

3.3. the disease, substance or agent can cause or threaten damage to human health or human welfare or can cause or threaten damage to, deterioration of, loss of value of, marketability of or loss of use of property.

4. "Time Element Loss" means business interruption, contingent business interruption or any other consequential losses.

LMA5503

15 May 2020

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